Exhibit p.4
                                 Code of Ethics












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                        TURNER INVESTMENT PARTNERS, INC.
                        --------------------------------
                        TURNER INVESTMENT MANAGEMENT LLC
                        --------------------------------

                   CODE OF ETHICS AND PERSONAL TRADING POLICY
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                             Dated February 1, 2005

STANDARDS OF BUSINESS CONDUCT:
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     Turner Investment Partners, Inc. and Turner Investment Management LLC
     ("Turner") each owes a fiduciary duty to all of its clients. All Turner employees have an affirmative duty of utmost good faith to deal fairly, to act in our clients' best interests at all times, and to make full and fair disclosure of material facts. To fulfill this duty:

     1.   We shall conduct business in a fair, lawful, and ethical manner;

     2. We at all times shall furnish individualized, competent, disinterested, and continuous advice to our clients regarding the sound management of their investments;

     3. We shall develop a reasonable, independent basis for our investment advice;

     4. We shall offer our clients only those pre-approved products/services that have been determined to be appropriate for their specific needs and which provide fair value;

     5. We shall respect and protect the right to privacy of all our clients by keeping all information about clients (including former clients) in strict confidence;

     6. We shall seek to obtain best execution on behalf of each client, and brokers are selected with a view to obtaining best execution. Turner believes that best execution is typically achieved not by negotiating the lowest commission rate, but by seeking to obtain the best overall result (including price, commission rate and other relevant facts) for the client, all as more fully set forth in Turner's Best Execution Policy in its Compliance Manual;

     7. We shall avoid and eliminate all actual or apparent conflicts of interest because we owe our clients undivided loyalty. When a conflict cannot be avoided or eliminated, full and fair disclosure of the conflict shall be made to the parties involved;

     8. Management of Turner shall lead by example, creating an environment encouraging honesty and fair play by all employees in the conduct of his or her duties; and

     9. Management of Turner shall review (and find acceptable) the qualifications, experience and training of all individuals prior to assigning any supervisory responsibilities.

COMPLIANCE WITH FEDERAL SECURITIES LAWS:
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        Employees must comply with all applicable federal securities laws.
     Employees shall have and maintain sufficient knowledge of all laws that govern their duties and profession. Compliance with applicable federal securities laws is an essential part of

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     upholding our fiduciary duty to our clients.

     Employees are not permitted in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

     1.   To defraud such client in any manner;

     2. To mislead such client, including by making a statement that omits material facts;

     3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

     4.   To engage in any manipulative practice with respect to such client; or

     5. To engage in any manipulative practice with respect to securities, including price manipulation.

PREVENTION OF MISUSE OF MATERIAL NONPUBLIC INFORMATION:
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     To guarantee professional, candid, and confidential relationships to our clients, employees shall maintain the confidentiality of all information entrusted to us by our clients. Material, nonpublic information about Turner's securities recommendations and about client securities holdings and transactions shall not be misused in violation of the Securities Exchange Act of 1934 or the Investment Advisers Act of 1940, or the rules and regulations thereunder. This information is not to be used for personal gain or to be shared with others for their personal benefit.

     Turner's policy and procedures for the prevention of insider trading set forth elsewhere in its Compliance Manual are incorporated into this Code of Ethics.

REPORTING OF PERSONAL INVESTMENTS AND TRADING (PERSONAL TRADING POLICY):
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     A.   Personal investments: An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

     B. Employees are barred from purchasing any securities (to include Common Stock and related Options, Convertible securities, Options, or Futures on Indexes) in which the firm has either a long or short position. If an employee owns a position in any security, he must get written pre-clearance from the Chairman or President to add to or sell the position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. The Exception Committee (the Chairman, Vice Chairman, President, and Director of Compliance) must approve any exceptions to this rule.

     C. Employees may not purchase initial public offerings. Transactions in private placements/limited partnerships and exchange traded funds (regardless of legal structure) require written pre-clearance. Mutual fund transactions are excluded from pre-clearance,

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          but must be reported (including in particular all mutual funds for which Turner serves as investment adviser or sub-adviser). Transactions in individual securities in IRA's, and Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP's (employee stock ownership plans) require pre-clearance. Pre-clearance is not required for non-volitional transactions, including automatic dividend reinvestment and stock purchase plan acquisitions, gifts of securities over which an employee has no control of the timing of the gift, and transactions that result from corporate action applicable to all similar security holders (such as stock splits, tender offers, mergers, stock dividends, etc.). Non-volitional transactions should be reported.

     D. Blackout Restrictions: Employees are subject to the following restrictions when their purchases and sales of securities coincide with trades of Turner Clients (including investment companies):

          1. Purchases and sales within three days following a client trade. Employees are prohibited from purchasing or selling any security within three calendar days after a client transaction in the same (or a related) security. The Exception Committee must approve exceptions. If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.

          2. Purchases within seven days before a client purchase. An employee who purchases a security within seven calendar days before a client purchases the same (or a related) security is prohibited from selling the security for a period of six months following the client's trade. The Exception Committee must approve exceptions. If an employee makes a prohibited sale without an exception within the six-month period, the employee must relinquish any gain from the transaction to charity.

          3. Sales within seven days before a client sale. An employee who sells a security within seven days before a client sells the same (or a related) security must relinquish to charity the difference between the employee's sale price and the client's sale price (assuming the employee's sale price is higher). The Exception Committee must approve exceptions.

          4. These restrictions do not apply to proprietary investment partnerships for which the firm acts as an adviser in which the officers and employees of the adviser have an equity interest of less than 50%.

     E. Short Term Trading Rule - Employees may not take profits in any individual security in less than 60 days (includes Options, Convertibles and Futures). If an individual must trade with in this period, the Exception Committee must grant approval or the employee must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 60 days. Turner's proprietary partnerships may take profits in less than 60 days. Mutual fund transactions are excluded from this rule.

     F. Reporting: Consistent with the requirements of the Investment Advisers Act of 1940 - Rules 204-2 (a)(2) and (a)(3), and with the provisions of Rule 17j-1 of the Investment Company Act of 1940, all employees are considered access persons and must submit the following:

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          1.   Initial Holdings Report - within ten (10) days of hire, all new employees are required to file a signed and dated Initial Holdings Report, setting forth the title, type of security and exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each covered security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for their direct or indirect benefit. The information must be current as of a date no more than 45 days prior to the date the person becomes an employee.

          2. Annual Holdings Report - on an annual basis, all employees are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all securities beneficially owned as of December 31st. Within this Report, all employees must list the title and exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each covered security in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any covered securities were held for their direct or indirect benefit. The information must be current as of a date no more than 45 days prior to the date the report was submitted.

          3. Quarterly Transaction Reports - All employees must submit within ten (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations. For each transaction, employees are required to list the date of the transaction, the title, type of security, and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; the name of any broker, dealer, or bank through which the transaction was effected; and the date the employee submits the report. Statements are reviewed by one of the firm's Series 24 principals. Brokerage, IRA's, Rollover IRA's (which are self-directed), ESOP's, private placements, and limited partnerships must all be reported as personal trading.

          4. Annual Certification - All employees are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics; (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.

     G. Violation of the Personal Investments/Code of Ethics policy may result in disciplinary action, up to and including termination of employment.

CFA INSTITUTE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT:
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     Turner has incorporated the CFA Institute Code of Ethics and Standards of
     Professional Conduct into its Code of Ethics. The CFA Institute Code and Standards can be found at:
     http://www.cfainstitute.org/pdf/standards/english_code.pdf
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CODE VIOLATIONS AND REPORTING OF CODE VIOLATIONS:
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     Violation of the Code of Ethics may result in disciplinary action, up to and including termination of employment.

     Employees shall promptly report any violations of the Code of Ethics to Turner's Chief Compliance Officer. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. The sooner the Compliance Department learns of a violation, the sooner Turner can take corrective measures.

ACKNOWLEDGED RECEIPT OF CODE OF ETHICS:
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     Turner will make available to all employees a copy of its Code of Ethics and any material amendments. Employees are required to acknowledge, in writing, their receipt of the code and any material amendments.

ANNUAL REVIEW:
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     The Chief Compliance Officer will review, at least annually, the adequacy of the Code and the effectiveness of its implementation.


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TRADING DISCLOSURES AND HOLDINGS REPORT POLICY
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AS YOU ARE AWARE, TURNER MUST COMPLY WITH THE INDUSTRY'S ETHICS RULES. WE MAY
HAVE TAKEN A BROADER STANCE THAN OTHER COMPANIES REGARDING TRADING DISCLOSURES AND HOLDINGS REPORTING, BUT IT IS THIS STRICT CODE OF ETHICS AND ATTENTION TO DETAIL THAT HAS MADE TURNER WHAT IT IS TODAY, AN EMPLOYER OF CHOICE AND LEADER WITHIN OUR INDUSTRY.

AS EMPLOYEES OF TURNER, WE AGREE TO ABIDE BY INTERNAL POLICIES AND PROCEDURES. WE MUST BE AWARE THAT QUARTERLY TRADING DISCLOSURES AND HOLDINGS REPORTING IS A REQUIREMENT OF OUR EMPLOYMENT AT TURNER.

IT IS YOUR INDIVIDUAL RESPONSIBILITY TO PROVIDE THIS INFORMATION, WITHIN 10 DAYS OF THE CLOSE OF THE QUARTER END.

WE HOLD SPECIAL APPRECIATION FOR THOSE INDIVIDUALS WHO HAVE COMPLIED STRICTLY AND CONSISTENTLY, AND SUPPORT THEIR GOOD EFFORTS IN THAT REGARD.

WE WILL NOT TOLERATE A VIOLATION OF THIS POLICY; THEREFORE A PENALTY MUST BE SET FOR THOSE WHO CONSCIOUSLY DISREGARD THIS POLICY. ANY EMPLOYEE WHO HAS NOT MET THE REQUIREMENTS OF THE TRADING DISCLOSURES AND HOLDINGS REPORT POLICY AND PROVIDED SUCH INFORMATION TO THE COMPLIANCE DEPARTMENT BY THE CLOSE OF BUSINESS ON THE 10TH DAY AFTER QUARTER END WILL BE SUBJECT TO DISCIPLINARY ACTION. SUCH DISCIPLINARY ACTION MAY INCLUDE A WRITTEN DISCIPLINARY LETTER TO BE INCLUDED IN THE EMPLOYEE'S PERMANENT EMPLOYMENT RECORDS OR A REQUIREMENT THAT THE EMPLOYEE LEAVE THE PREMISES AND STAY AWAY WITHOUT PAY UNTIL THE REPORT HAS BEEN FILED.



FUTURE DISREGARD OF THIS POLICY BY ANY INDIVIDUAL WILL RESULT IN FURTHER DISCIPLINARY ACTION (INCLUDING THE POSSIBILITY OF TERMINATION), THE SEVERITY DEPENDING ON THE LIABILITY SUCH DISREGARD PLACES UPON TURNER, AMONG OTHER FACTORS.

LAST AMENDED: FEBRUARY 1, 2005